Exhibit 10.4
AGREEMENT OF PURCHASE AND SALE

This Purchase Agreement (“Agreement”) is made and entered into this 21st day of September 2010, by and between Preferred Price Plus, Inc. (A Delaware Corporation, referred to herein as “Seller”), and AL Global, Inc. (A California Corporation, referred to herein as “Buyer”) DBA Youngevity. Whereas Seller is an established corporation in the marketing and sale of products related to Nutritional products and has developed a distributor organization of Independent authorized agents for the sale of its products, including the Healing America product brands. Whereas Buyer wishes to acquire and seller wishes to sell / transfer, among other things, its Distributor / Customer organization and the Healing America product line and this Agreement is to witness the following:

WITNESSETH:

1.
SALE OF BUSINESS ASSETS.  Seller shall sell / transfer to the Buyer and Buyer shall purchase from the Seller free from all liabilities and encumbrances except as hereinafter set forth, subject to the terms and conditions set forth in this Agreement, the following described property: Certain business assets and properties owned or utilized by Seller including but not limited to: Seller’s Distributorship / Customer organization, rights, intellectual property (including websites, and URLs), trademarks, and tradenames associated with the Healing America brand and product line(s), Product Inventory (To be held on consignment), as well as other assets and rights listed on the attached Schedule of Property which has been prepared and initialed by the Seller and the Buyer and which is attached hereto and fully incorporated herein (“Schedule of Property”).

2.	PURCHASE PRICE. The purchase price for the business assets and properties shall be paid as follows:

A.)
Standard Royalties.  Seller shall receive ten percent (10%), for sixty (60) months, of the Net Sales of the Seller’s distributor organization regardless of what products are purchased.  Net Sales shall mean the gross invoiced sales price for any Youngevity products, sold to Seller’s distributor organization, less the following amounts: (1) credits or allowances actually given or made for rejection of, and for uncollectible amounts on, or return of previously sold Products; (2) any charges for freight, freight insurance, shipping, and other transportation costs; (3) any tax, tariff, duty or governmental charge; and (4) any import or export duties or their equivalent borne by the Seller.  Net Sales shall not include sales or transfers between affiliates, unless the product is consumed by such affiliate.  Example: If the Seller’s distributor organization generates sales volume of five hundred thousand dollars ($500,000) for a given month, regardless of what commissionable products are purchased, this would produce a payment of fifty thousand dollars ($50,000) for that month’s sales.

B.)
Excess Volume Royalty.  Seller shall receive six percent (8%) of Net Sales of Seller’s product line(s) that exceed the sales volume generated by Seller’s distributor organization.  Example: In a calendar month, the entire Buyer’s distributor organization (including Seller’s distributor organization) purchases two hundred thousand dollars ($200,000) of Seller’s product line(s).  In that same month, the Seller’s distributor organization generates eighty thousand dollars ($80,000) in total product purchases. Seller would receive six percent (6%) of the one hundred and twenty thousand dollars ($120,000) difference or seven thousand two hundred dollars ($9,600).  This additional compensation would be paid for 60 months, also.

3.	PAYMENT OF PURCHASE PRICE. The purchase price, as provided in Paragraph 2, shall be paid by Buyer in the following manner:

A.)	Fifteen (15) days after the end of each calendar month commencing with the month of November, 2010, Buyer shall pay Seller the Standard Royalties and Excess Volume Royalties.

B.)
With respect to the inventory, Seller shall ship its remaining inventory to Buyer on consignment, along with a list of such inventory shipped and the inventory cost.  Fifteen (15) days after the end of each calendar month commencing with the month of November (for October’s Sales), 2010, Buyer shall pay Seller the cost, as listed on the inventory provided, of all inventory sold the prior month. Each month, Buyer shall also provide a monthly report of inventory sold and inventory remaining on hand.

4.	CLOSING. Seller agrees to close this transaction no later than September 30, 2010. (the “Closing Date”).

5.	POST CLOSING OBLIGATIONS OF SELLER / BUYER.

A.)
Seller agrees to use its best efforts in assisting with the transition / transfer of the Seller’s Distributor / Customer Organization and records to Buyer.  After Closing, Seller agrees to refer all order and inquiries related to the subject matter of this Agreement to Buyer. Seller further agrees to allow reasonable access to historical financial information as necessary.

B.)
Buyer agrees to allow Seller reasonable access to its books and records for audit purposes of the gross product sales attributable to the Healing America Distributor Organization sold by Buyer.  Buyer agrees further to reasonably cooperate with Seller’s requests for information.  Seller shall notify Buyer no less than three (3) business days prior to the date of its intended inspection of books and records.  Such information shall be confidential and Seller shall not disseminate such information and may only use it for audit purposes.

C.)
Buyer agrees to use its best efforts to maintain and increase the sales of the Distributor / Customer organization acquired from Seller.  Buyer further agrees not to materially alter, transfer, assign, or otherwise dispose of such distributor organization until payment in full and the maturity of this agreement.

D.)	Buyer shall use its best efforts to sell the inventory acquired from Seller and to prioritize the sale of such inventory.

E.)
Buyer and Seller acknowledge that the Distributor / Customer organization, Inventory, and the other Healing America listed assets constitute valuable assets of Seller’s. Buyer and Seller therefore agree that during the term of this Agreement and for one (1) year period after payment in full of the Purchase agreement, Sellers shall not contract with, utilize or attempt to utilize whether directly or indirectly, any portion of the Distributor organization of seller, if such action could have the effect of re-directing the resources and skills of such Distributor or Distributor organization.

F.)
Buyer Agrees Seller shall have the right to purchase any products carried by Buyer at cost. Such products shall not be for resale and not to exceed 1,000 dollars per month without written consent from Buyer.

G.)
Buyer and Seller Agree the website URL www.HealingAmerica.com to be licensed to Youngevity for a period of 24 months after closing, but ownership to be retained by Healing America. Seller Agrees said website URL will not be utilized or sold for the purposes of Network Marketing in the future by Seller. Seller reserves the right to sell said URL for non-Network Marketing / MLM purposes.

6.
COVENENTS OF SELLER.  Seller covenants to Buyer that Seller has good and marketable title in and to the assets being sold, free of all debts, liens and encumbrances, except as is expressly provided for herein.

7.
SELLER’S REPRESENTATIONS AND WARRANTIES.  Seller represents and warrants to Buyer the following matters as of the date hereof, each of which shall also be true and complete as of the Closing as if made on the date of Closing, and each shall be deemed to be independently material:

A.)
That Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. That all signatures to this Agreement have full corporate power to carry on the business as it is now being conducted and to enter into this Agreement on behalf of Seller and to bind Seller to the terms thereof.

B.)
That the execution of this Agreement by Seller and its delivery to Buyer have been duly authorized by Seller’s Board of Directors and such Agreement and the execution and delivery thereof have been duly approved by all the holders of Seller’s outstanding shares; and no further corporate action is necessary on Seller’s part to make this Agreement valid and binding upon it in accordance with its terms.

C.)
That the assets being sold to Buyer are free from all security interests, mortgages, liens, claims, defects of title, and encumbrances, save and except set out on the Schedule of Contracts and Liabilities appended hereto.

D.)	That Seller is neither a foreign corporation, foreign person nor intermediary for a foreign corporation or foreign person, subject to withholding requirements of the Internal Revenue Service.

8.	BREACH OF REPRESENTATIONS AND WARRANTIES. In the event that any of the above representations or warranties are breached, then Buyer shall have the right to recover its damages from Seller.

9.	REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants as follow, to-wit:

A.)
That Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of California and has full corporate power to carry on its business as it is now being conducted and to enter into and fully perform its obligations under the term of this Agreement.

B.)
That the proprietary information relating to the Distributor / Customer organization made the subject of this Agreement shall remain confidential and neither Buyer nor Seller shall release or otherwise disclose, except as required by law, such information without the prior written consent of the other party.

10.
DEFAULT.  If Buyer fails to timely pay or fails to perform any of Buyers obligations or breaches any of Buyers representations or warranties, Seller may recover its damages, elect to rescind this Agreement and / or seek any and all equitable or legal remedies available.

11.
OTHER DOCUMENTS.  Seller further agrees to execute and deliver to Buyer all deeds, assignments, documents of title, and other instruments which may be necessary to effect the transfer of the assets and properties described in this Agreement.

12.
NOTICES.  Any notice, request, demand, instruction or other communication to be given to either party hereunder, except for those required to be delivered at Closing, shall be in writing and shall be deemed to be delivered upon the earlier of actual-receipt (whether by hand delivery or delivery service) or upon deposit with the U.S. Postal Service, registered or certified mail, postage prepaid, return receipt requested, and addressed as follows:

If to Seller :

Preferred Price Plus, Inc.
Attn:  Angela Leonard
102 W 9th St.
Owensboro, KY 42303

If to Buyer:

Youngevity
Attn: Steve Wallach
2400 Boswell Rd.
Chula Vista, Ca 91914

13.
GOVERNING LAW / JUSISDICTION.  This Agreement is being executed and delivered, and is intended to be performed, in the State of California, and the laws of such State Shall govern the validity, construction, enforcement and interpretation of this Agreement unless otherwise specified herein.

14.
ENTIRETY AND AMENDMENTS.  This Agreement and the Exhibits attached hereto embody the entire agreement between the parties and supersedes all prior agreements and understandings, if any, relating to the Subject Property and may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought. Further, the prevailing party in any litigation between the parties shall be entitled to recover, as a part of its judgment reasonable attorney’s fees.

15.
INVALID PROVISIONS.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provisions shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of the Agreement. The remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid or enforceable.

16.	PARTIES BOUND. This Agreement shall be binding upon and inure to the benefit of Buyer and Seller and their respective heirs, personal representatives, successors and assigns.

17.
FURTHER ACTS.  In addition to the acts recited in this Agreement to be performed by Seller and Buyer, Buyer and Seller agree to perform or cause to be performed at or after Closing any and all such further acts as may be reasonably necessary to consummate the sale contemplated hereby.

18.
THIRD PARTY BENEFICIARIES.  The rights, privileges, benefits and obligations arising under or created by this Agreement are intended to apply to and shall only apply to Buyer and Seller and no other persons or entities.

19.
BUYER’S AUTHORITY.  The person executing this Agreement on behalf of Buyer warrants to Seller that he has the Authority to execute this Agreement on behalf of Buyer and to bind Buyer pursuant to the terms hereof.

20.	EFFECTIVE DATE. The effective date of this Agreement shall be the date this Agreement is executed by both Seller and Buyer. References to “Date of Agreement” are to the effective date.

21.	CAPTIONS. The captions herein contained are for the purpose of identification only and shall not be considered in construing this Agreement.

22.	TIME IS OF ESSENCE. Time is of the essence of this Agreement and each and every provision hereof.

23.	ASSIGNMENT. Buyer may not assign its right, title and interest in and to the agreement to any person or entity.

24.
ARBITRATION / ATTORNEY’S FEES.  Any controversy or claim arising out of or related to this Agreement or its subject matter, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), but not administered by the AAA, before a panel of three Arbitrators whose compensation therefore shall be set by agreement of the parties should such proceeding become necessary. The panel shall be selected by each party selecting one neutral arbitrator and the persons thus selected shall select a third arbitrator who may not be a person suggested by either party. Judgment upon the award rendered by the arbitrator may be entered in any Court having jurisdiction thereof. Any Arbitration shall be conducted in San Diego, California. The non-prevailing party in any cause of action brought hereunder, pursuant hereto, or in connection herewith, inclusive without limitation of an action for declaratory or equitable relief, shall be liable for the reasonable attorney’s fees, expenses and costs of suit incurred by the prevailing party therein.

EXECUTED by Seller this 21st day of September, 2010

Seller

Preferred Price Plus, Inc.
By:  /s/ Angela Leonard, Secretary
Angela Leonard, Secretary

EXECUTED by Buyer this 21st day of September,  2010

Buyer:

AL Global, Inc. DBA Youngevity

By:  /s/ Chris Nelson
Chris Nelson, CFO